NEWS RELEASE

FOR IMMEDIATE RELEASE

Sandy Spring Bancorp promotes Schrider to President;
Hollar announces plans to retire at end of 2008

Olney, MD (March 27, 2008) --- Sandy Spring Bancorp, Inc., (Nasdaq: SASR) the parent company of Sandy Spring Bank, today announced that its board of directors has appointed Daniel J. Schrider president of the holding company and the bank, succeeding Hunter R. Hollar, who plans to retire at the end of 2008.

Mr. Hollar, 59, will continue as the Chief Executive Officer of the holding company and the bank and is expected to be re-elected as a director of Sandy Spring Bancorp, Inc. at the upcoming annual meeting of shareholders to be held on April 23, 2008.

Following the annual meeting, the board is expected to appoint Mr. Hollar as its chairman to succeed W. Drew Stabler, 70, who will be retiring from the board at the close of the annual meeting as required by the corporation's bylaws. Mr. Stabler has served as a director since 1986 and was elected chairman in 1997. Mr. Hollar joined Sandy Spring Bancorp, Inc., in 1990 as President and Chief Operating Officer, and was also first elected to the board at that time. He has served as President and Chief Executive Officer since January 1, 1994.

"After Hunter's announcement of his intention to retire, the board carefully reviewed the options and alternatives available," said Mr. Stabler. "Throughout the process, it became abundantly clear that Dan Schrider has the overall experience, skills, vision, and results-oriented focus that make him uniquely qualified to hold the top leadership position at Sandy Spring Bancorp. It is the board's intention to appoint Dan to Chief Executive Officer upon Hunter's retirement."

Mr. Schrider, 43, began his career in retail banking in 1986 and was hired by Sandy Spring in 1989 as part of its commercial banking division. In 1996, he was promoted to Senior Vice President and Division Manager. In 2003, Schrider was appointed Executive Vice President and Chief Credit Officer, a position which holds overall responsibility for the company’s lending and credit risk management functions. In January of this year, he was named Chief Revenue Officer encompassing all income-producing activities. In his 19 years with the company, Schrider has been an effective manager of growth while demonstrating superior leadership capabilities within many of Sandy Spring’s core business components.

"Dan Schrider is a leader of outstanding character and ability," said Mr. Hollar, "and I could not be more pleased with the board's decision. In working with Dan during my tenure at Sandy Spring, he has earned not only my personal respect but the trust and confidence of his peers and employees. I anticipate the transition into our respective new roles will be very smooth."

"I am grateful for the confidence Hunter and the board have placed in me," said Mr. Schrider. "Sandy Spring Bank has a culture that is built on quality execution of the fundamentals of sound banking, backed by a strong team of professionals. We will continue to improve upon this formula as we emerge from the current industry cycle in our return to historic high performance. I am excited for the opportunity and privilege to lead a vibrant, independent organization that has meant so much to me."

Mr. Schrider is a graduate of the University of Maryland and holds an MBA in Finance from Mount St. Mary’s University. He is also a graduate of the American Bankers Association (ABA) Stonier Graduate School of Banking, and ABA’s Graduate School of Commercial Lending.

Active in numerous community, civic and professional organizations over the years, Mr. Schrider is currently serving as a director of the Maryland Bankers Association (MBA). He has served as a director of the Maryland Title Center LLC; a director of Maryland Bank Services, Inc., the for-profit subsidiary of the MBA; a trustee of the Southwestern Baptist Theological Seminary; a director, Montgomery County Chapter, of American Red Cross; and a member of Maryland Industrial Development Finance Authority.

About Sandy Spring Bancorp, Inc. / Sandy Spring Bank

With $3.0 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc. Sandy Spring Bancorp, Inc. is the second largest publicly traded banking company headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 42 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George's counties in Maryland, and in Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit http://www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.

For additional information or questions, please contact:
Hunter R. Hollar, President & Chief Executive Officer
Sandy Spring Bancorp
17801 Georgia Avenue
Olney, Maryland 20832
1-800-399-5919
E-mail: HHollar@sandyspringbank.com
Web site: www.sandyspringbank.com

Forward-Looking Statements

Sandy Spring Bancorp, Inc. makes forward-looking statements in this news release that are subject to risk and uncertainties. These forward-looking statements include: statements of goals, intentions, earnings, and other expectations; estimates of risks and future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals. These forward looking statements are subject to significant uncertainties because they are based upon or are affected by; management’s estimates and projections of future interest rates, market behavior, and other economic conditions; future laws and regulations; and a variety of other matters which, by their nature, are subject to significant uncertainty. Because of these uncertainties, Sandy Spring Bancorp’s actual future results may differ materially from those indicated. In addition, the Company’s past results of operations do not necessarily indicate its future results.